Exhibit 23



                       Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of AEL Industries, Inc. of our report dated March 24, 1995, included in the 1995 Annual Report to Shareholders of AEL Industries, Inc.

Our audits also included the financial statement schedule of AEL Industries, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements pertaining to the Incentive Stock Option Plans (Form S-8 No. 2-87030 and No. 33-64512) and the Non-Qualified Stock Option Plans (Forms S-8 No. 2-18195, No. 33-41025, and No. 33-64510) of AEL Industries, Inc. of our report dated March 24, 1995, with respect to the financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedules included in the 1995 Annual Report (Form 10-K) of AEL Industries, Inc.



/s/ Ernst & Young LLP


Philadelphia, Pennsylvania
May 16, 1995